EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, President

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS THIRD QUARTER 2010 RESULTS

Revenues Increased by 20% Year over Year; Diluted EPS up 55% Year over Year

Consolidated Third Quarter Highlights:

•                  Consolidated net sales for Q3 2010 were $336.1 million, up 20% y/y

•                  Consolidated gross profit for Q3 2010 was $43.2 million, up 10% y/y

•                  Consolidated operating profit for Q3 2010 was $4.0 million, up 33% y/y

•                  Adjusted EBITDA for Q3 2010 was $6.9 million, up 43% y/y

•                  Diluted earnings per share for Q3 2010 was $0.17 vs. diluted earnings per share of $0.11 in Q3 2009, up 55% y/y

•                  We purchased 87,813 shares of our common stock in Q3 2010 at an average price of $4.16

Torrance, California — November 4, 2010 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the third quarter of 2010. Consolidated net sales for Q3 2010 were $336.1 million, an increase of 20% from $280.3 million in Q3 2009. Consolidated gross profit increased to $43.2 million in Q3 2010 compared to $39.2 million in Q3 2009. Consolidated gross profit margin was 12.9% in Q3 2010 compared to 14.0% in Q3 2009. Consolidated operating profit for Q3 2010 increased 33% to $4.0 million compared to consolidated operating profit of $3.0 million for Q3 2009. Q3 2010 results over Q3 2009 included a $0.7 million increase in depreciation expense and a $0.2 million increase in costs due to an appreciation of the Canadian dollar relative to the United States dollar. The total of these items was $0.9 million. Consolidated net income for Q3 2010 increased 46% to $2.1 million compared to consolidated net income of $1.4 million for Q3 2009. Diluted EPS for Q3 2010 was $0.17 compared to diluted EPS of $0.11 for Q3 2009. Adjusted EBITDA (as defined below) for Q3 2010 increased 43% to $6.9 million from $4.8 million in Q3 2009. Information about our use of non-GAAP financial information is provided below under “Non-GAAP Measures.”

Commenting on the Company’s third quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “ I am very pleased that in the 3rd quarter we were able to grow the top line by 20% and our adjusted EBITDA by 43% as compared to the third quarter of 2009. Excluding sales of Sun Microsystems, consolidated sales grew 25%. We continued to see signs of increased IT spending in corporate markets, and are optimistic that those trends will continue. The investments we have continued to make are beginning to contribute to both our sales and our productivity, as evidenced by the year-over-year adjusted EBITDA growth which was more than two times our sales growth. We remain committed to our previously stated goal of attaining a non-GAAP operating profit margin of between 1.5%-2.0% for the 4th quarter, and are focused on achieving that goal while positioning ourselves to continue growing our top and bottom line into 2011 and beyond.”

Segment Results

SMB

Q3 2010 net sales for our SMB segment were $110.0 million, an increase of $24.9 million, or 29%, from $85.2 million in Q3 2009 primarily due to improved account executive productivity and an increase in revenues from SMB’s new sales office located in Chicago.

SMB gross profit increased by $2.9 million, or 24%, to $14.6 million in Q3 2010 compared to $11.7 million in Q3 2009 resulting primarily from increased SMB net sales discussed above and a $0.3 million increase in vendor consideration. SMB gross profit margin decreased to 13.2% in Q3 2010 compared to 13.8% in Q3 2009 primarily due to a 59 basis point decline in vendor consideration as a percentage of net sales.

SMB operating profit in Q3 2010 increased by $1.7 million, or 28%, to $7.6 million compared to $5.9 million in Q3 2009. The increase in SMB operating profit in Q3 2010 was primarily due to the increase in SMB gross profit discussed above, partially offset by a $1.1 million increase in personnel costs. This increase in personnel costs in Q3 2010 was primarily due to the investment in our Chicago office and our addition of account executives in that facility, and an increase in variable compensation expenses due to the increased SMB gross profit discussed above.

MME

Q3 2010 net sales for our MME segment were $133.8 million compared to $97.7 million in Q3 2009, an increase of $36.1 million, or 37%. This increase was primarily due to increased account executive productivity and increased IT spending by customers in the mid-market and enterprise sector in Q3 2010. Product revenues increased by 44% in Q3 2010 compared to Q3 2009 while service revenues increased by 11% in Q3 2010 compared to Q3 2009. Service revenues represented 17% of MME net sales in Q3 2010 compared to 21% of sales in Q3 2009. The service revenue increase was primarily due to the inclusion of service revenues of NSPI, which we acquired in June 2010, as well as a 24% increase in service sales performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. These increases in service revenues were partially offset by a 12% decrease in MME’s Sarcom branded professional and managed services in Q3 2010 compared to Q3 2009 which was the result of certain large service engagements in Q3 2009 that did not reoccur in Q3 2010.

MME gross profit increased by $2.7 million, or 16%, to $19.9 million in Q3 2010 compared to $17.2 million in Q3 2009, and MME gross profit margin decreased to 14.9% in Q3 2010 compared to 17.6% in Q3 2009. The increase in MME gross profit was due to the increase in MME net sales discussed above. The decrease in MME gross profit margin was primarily due to the growth of product sales, driven by some larger product transactions, outpacing the growth of service sales, and a 94 basis point decrease in vendor consideration, which was primarily due to the impact in Q3 2009 of the positive resolution of certain vendor consideration claims.

MME operating profit in Q3 2010 increased by $0.4 million, or 7%, to $5.9 million compared to $5.5 million in Q3 2009. The increase in MME operating profit was primarily due to the increase in MME gross profit discussed above, partially offset by a $1.4 million increase in personnel costs, a $0.3 million increase in depreciation and amortization expenses primarily relating to the acquisition of NSPI, and a $0.2 million increase in variable fulfillment costs. The increase in MME personnel costs was due in part to an increase in variable compensation costs related to the increased gross profit discussed above and the acquisition of NSPI.

Public Sector

Q3 2010 net sales for our Public Sector segment were $53.5 million compared to $55.6 million in Q3 2009, a decrease of $2.1 million, or 4%. This decrease in Public Sector net sales was due to a 13% decrease in our federal government business resulting from a 75% reduction in sales of Sun Microsystems solutions, which we believe is substantially related to the acquisition of Sun by Oracle in January 2010 and resulting vendor program changes made in Q2 2010 in connection with Sun solutions. Sales in our federal government business excluding sales of Sun Microsystems solutions increased 23% in Q3 2010 over the same period in the prior year. Net sales in our state and local government and educational institution business increased 12%, driven by stronger demand and our aggressive public sector market share growth strategy.

Public Sector gross profit decreased by $1.5 million, or 26%, to $4.2 million in Q3 2010 compared to $5.7 million in Q3 2009. Public Sector gross profit margin decreased to 7.8% in Q3 2010 compared to 10.2% in Q3 2009. The decrease in Public Sector gross profit and gross profit margin was primarily due to the impact of the Sun changes mentioned above. Gross profit margin also reflects the effects of our previously stated market share growth strategy in the Public Sector business, specifically on the Windows platform in order to broaden our sales mix. We expect that future sales of Sun Microsystems solutions will be made at lower margins than we had historically experienced prior to the changes made by Oracle.

Public Sector operating profit decreased by $1.8 million to $0.6 million in Q3 2010 compared to $2.4 million in Q3 2009. The decrease in Public Sector operating profit from Q3 2009 was primarily due to the decrease in Public Sector gross profit discussed above and an increase in Public Sector personnel costs of $0.3 million, resulting primarily from our investment in Public Sector’s Health Dynamix division.

MacMall

Q3 2010 net sales for our MacMall segment were $38.8 million compared to $41.9 million in Q3 2009, a decrease of $3.1 million, or 7%. Sales in our MacMall segment declined primarily due to our previously announced intentional strategy shift in Q1 2010 to focus the MacMall brand on higher profit customer segments such as small businesses, creative professionals and high-end consumers.

MacMall gross profit decreased by $0.1 million, or 2%, to $4.5 million in Q3 2010 and MacMall gross profit margin increased to 11.7% in Q3 2010 compared to 11.0% in Q3 2009. The increase in MacMall gross profit margin was primarily due to the aforementioned intentional strategy shift.

MacMall operating profit was $1.2 million in Q3 2010 compared to $0.5 million in Q3 2009, an increase of $0.7 million or 150%. The increase in MacMall operating profit was primarily due to a $0.8 million decrease in advertising expenditures.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q3 2010 Corporate & Other SG&A expenses remained flat at $11.3 million as compared to Q3 2009, but included an increase in depreciation expense of $0.5 million, which was primarily related to the completed portions of our ERP and infrastructure upgrades.

Consolidated Balance Sheet

Accounts receivable at September 30, 2010 of $161.7 million increased by $0.2 million from December 31, 2009. Our inventory of $56.2 million at September 30, 2010 represents a decrease of $12.4 million from December 31, 2009, reflecting sell-through of seasonal purchases made in late 2009 as well as sell-through of our Public Sector backlog that existed at year end, offset by increases in inventory supporting our MME segment. Accounts payable at September 30, 2010 of $95.2 million decreased by $13.6 million from December 31, 2009. Outstanding borrowings under our line of credit increased by $5.2 million to $58.4 million at September 30, 2010 compared to December 31, 2009 but decreased by $6.4 million from $64.8 million as of June 30, 2010.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$110,033	$14,551	$7,571	$85,164	$11,712	$5,937
MME	133,758	19,920	5,908	97,711	17,172	5,519
Public Sector	53,526	4,179	646	55,627	5,658	2,391
MacMall	38,797	4,533	1,185	41,867	4,597	473
Corporate & Other	(15)	57	(11,270)	(20)	45	(11,282)
Total	$336,099	$43,240	$4,040	$280,349	$39,184	$3,038

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$325,736	$42,626	$21,603	$259,935	$34,591	$17,165
MME	355,731	55,040	16,537	275,051	48,814	14,316
Public Sector	138,650	10,394	203	120,825	13,137	4,067
MacMall	122,829	13,714	3,013	145,262	15,854	2,782
Corporate & Other	(10)	50	(33,693)	(12)	120	(31,275)
Total	$942,936	$121,824	$7,663	$801,061	$112,516	$7,055

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2010	2009
SMB	357	340
MME	113	104
Public Sector	98	82
MacMall	109	90
Total	677	616

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA eliminates the effect of non-recurring, special charges, if any, as well as non-cash stock-based compensation expense. In the quarter and year-to-date periods ending Q3 2010 and Q3 2009, adjusted EBITDA excludes only non-cash stock-based compensation expenses, as there were no reported non-recurring, special charges during those periods. Adjusted EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that adjusted EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. Additionally, we are also presenting our income tax expense on a non-GAAP basis, which is a consolidated financial measure, excluding the impact of an international tax adjustment in Q3 2009 and YTD Q3 2009. We believe that the exclusion of the international tax adjustment, which is non-recurring year over year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment is not part of our ordinary business. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 4, 2010 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss third quarter results. To listen to PC Mall management’s discussion of its third quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on November 4, 2010 until November 11, 2010 and can be accessed by calling: (888) 286-8010 (International 617-801-6888) and inputting pass code 15647369.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI and OnSale. In the twelve months ended September 30, 2010, we generated $1.3 billion in revenue and have over 2,600 employees, over 65% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to expectations or statements relating to growing our top-line and bottom line and our goal of generating a quarterly non-GAAP operating profit margin of between 1.5% and 2% by fourth quarter of 2010, increased IT spending in corporate markets and contributions of our investments to our sales and productivity, and statements regarding the impact of vendor consideration changes made by Oracle related to Sun Microsystems solutions. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers or a further downturn in the economy, future economic recession or reduction in consumer spending; availability of key vendor incentives and other vendor assistance increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended September 30, 2010, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

###

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$336,099	$280,349	$942,936	$801,061
Cost of goods sold	292,859	241,165	821,112	688,545
Gross profit	43,240	39,184	121,824	112,516
Selling, general and administrative expenses	39,200	36,146	114,161	105,461
Operating profit	4,040	3,038	7,663	7,055
Interest expense, net	548	395	1,537	1,083
Income before income taxes	3,492	2,643	6,126	5,972
Income tax expense	1,372	1,195	2,470	2,698
Net income	$2,120	$1,448	$3,656	$3,274
Basic and Diluted Earnings Per Common Share
Basic	$0.17	$0.12	$0.30	$0.26
Diluted	0.17	0.11	0.29	0.26
Weighted average number of common shares outstanding:
Basic	12,193	12,420	12,248	12,377
Diluted	12,309	12,900	12,489	12,686

PC MALL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Consolidated Operating Profit
Operating profit	$4,040	$3,038	$7,663	$7,055
Depreciation expense	1,764	1,027	4,645	2,909
Amortization expense	504	369	1,354	1,109
EBITDA	6,308	4,434	13,662	11,073
Stock-based compensation	608	401	1,775	1,223
Adjusted EBITDA	$6,916	$4,835	$15,437	$12,296

Consolidated Net Income
Consolidated net income	$2,120	$1,448	$3,656	$3,274
Non-GAAP adjustment:
Income tax adjustment (a)	—	166	—	268
Non-GAAP consolidated net income	$2,120	$1,614	$3,656	$3,542

Diluted Earnings Per Share:
GAAP diluted EPS	$0.17	$0.11	$0.29	$0.26
Non-GAAP diluted EPS	0.17	0.13	0.29	0.28

Diluted weighted average number of common shares outstanding	12,309	12,900	12,489	12,686

(a)     Relates to an income tax adjustment related to a dividend from an international subsidiary.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$8,925	$9,215
Accounts receivable, net of allowances of $2,245 and $2,740	161,695	161,468
Inventories, net	56,153	68,564
Prepaid expenses and other current assets	11,076	9,290
Deferred income taxes	3,368	3,297
Total current assets	241,217	251,834
Property and equipment, net	21,390	17,091
Deferred income taxes	707	1,538
Goodwill	25,516	19,291
Intangible assets, net	12,252	10,354
Other assets	1,505	1,068
Total assets	$302,587	$301,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,200	$108,773
Accrued expenses and other current liabilities	27,225	25,148
Deferred revenue	13,503	9,714
Line of credit	58,350	53,127
Notes payable — current	1,148	1,038
Total current liabilities	195,426	197,800
Notes payable and other long-term liabilities	4,540	5,621
Total liabilities	199,966	203,421
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,073,740 and 14,031,740 shares issued; and 12,132,568 and 12,290,652 shares outstanding, respectively	14	14
Additional paid-in capital	104,359	102,361
Treasury stock, at cost: 1,941,172 and 1,741,088 shares, respectively	(7,176)	(6,254)
Accumulated other comprehensive income	2,245	2,111
Accumulated earnings (deficit)	3,179	(477)
Total stockholders’ equity	102,621	97,755
Total liabilities and stockholders’ equity	$302,587	$301,176

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities
Net income	$3,656	$3,274
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,999	4,018
Provision for deferred income taxes	787	2,894
Net tax benefit (expense) related to stock option exercises	162	(309)
Excess tax benefit related to stock option exercises	(15)	(278)
Non-cash stock-based compensation	1,775	1,223
Loss on sale of fixed assets	14	—
Change in operating assets and liabilities:
Accounts receivable	733	1,226
Inventories	12,411	10,061
Prepaid expenses and other current assets	(1,786)	(478)
Other assets	(439)	111
Accounts payable	(10,700)	(11,314)
Accrued expenses and other current liabilities	(1,556)	(5,850)
Deferred revenue	3,205	(3,292)
Total adjustments	10,590	(1,988)
Net cash provided by operating activities	14,246	1,286
Cash Flows From Investing Activities
Acquisition of NSPI, net of cash acquired	(8,788)	—
Purchases of property and equipment	(5,936)	(4,921)
Proceeds from sale of fixed assets	15	—
Net cash used in investing activities	(14,709)	(4,921)
Cash Flows From Financing Activities
Repayments under notes payable	(829)	(735)
Net borrowings under line of credit	5,223	7,721
Change in book overdraft	(3,017)	(2,202)
Payments of obligations under capital lease	(492)	(295)
Proceeds from stock issued under stock option plans	61	541
Excess tax benefit related to stock option exercises	15	278
Common shares repurchased and held in treasury	(922)	(1,647)
Net cash provided by financing activities	39	3,661
Effect of foreign currency on cash flow	134	637
Net change in cash and cash equivalents	(290)	663
Cash and cash equivalents at beginning of the period	9,215	6,748
Cash and cash equivalents at end of the period	$8,925	$7,411
Supplemental Cash Flow Information
Interest paid	$1,427	$1,103
Income taxes paid	619	2,371
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$—	$1,105
NSPI acquisition related:
Fair value of assets, net of cash, acquired	$13,472	$—
Net cash paid	(8,788)	—
Liabilities assumed	$4,684	$—